EXHIBIT 4.4

NOVACEA, INC.

2005 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

December 21, 2005

2005 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This 2005 Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of December 21, 2005 among Novacea, Inc, a Delaware corporation (the “Company”), the stockholders listed on Exhibit A hereto (individually an “Investor” and collectively the “Investors”), Oregon Health & Science University (“OHSU”), and University of Pittsburgh of the Commonwealth System of Higher Education (“Pitt”).

RECITALS

The Company and certain of the Investors have entered into a 2005 Series C Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company wants to sell to such Investors and such Investors want to purchase from the Company shares of the Company’s Series C Preferred Stock. One condition to such Investors’ obligations to purchase shares of the Company’s Series C Preferred Stock under the Purchase Agreement is that the Company and such Investors enter into this Agreement in order to provide such Investors with certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Series C Preferred Stock held by such Investors, certain rights to receive information pertaining to the Company, and a right of first offer with respect to certain issuances by the Company of its securities. The Company wants to induce such Investors to purchase shares of Series C Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

The Company had previously entered into that certain Amended and Restated Investor Rights Agreement dated December 16, 2003 among the Company and certain Investors (the “Prior Agreement”). The parties to the Prior Agreement want to amend and restate the Prior Agreement in its entirety, and to accept the rights and restrictions created in this Agreement in lieu of the rights and restrictions contained in the Prior Agreement. Section 5.10 of the Prior Agreement vested the authority to amend the Prior Agreement in the Company and the holders of sixty percent (60%) of the Registrable Securities (as defined in the Prior Agreement) and provided that any such amendment would be binding upon all parties to the Prior Agreement. The holders of a majority of the Registrable Securities (as defined in the Prior Agreement) are entering into this Agreement, making this Agreement binding upon all of the parties to the Prior Agreement.

AGREEMENT

The parties agree as follows:

1. Restrictions on Transferability; Registration Rights

1.1 Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Form S-3 Initiating Holders” means any Holder or Holders of the Registrable Securities then outstanding and who propose to register securities, the aggregate offering price of which, net of underwriting discounts and commissions, exceeds $1,000,000.

“Holder” means (i) any Investor holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been transferred in accordance with Section 1.11 hereof.

“Initiating Holders” means any Holder or Holders who in the aggregate hold not less than twenty percent (20%) of the Registrable Securities then outstanding.

“IPO” means the first firmly underwritten public offering of the Common Stock of the Company to the general public that is affected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act.

“New Securities” means any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include (i) the issuance of Common Stock upon the conversion of any then-outstanding bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock; (ii) the issuance of any Common Stock or bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock as a dividend on the Company’s stock; (iii) the issuance of shares of Common Stock (or options to purchase shares of Common Stock) to officers, employees, directors, advisors or consultants of the Company under stock option or restricted stock purchase plans or agreements approved by the Board of Directors (not including the reissuance of shares repurchased by the Company from employees or consultants of the Company); (iv) the issuance of shares of Common Stock or bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors; (v) the issuance of shares of Common Stock or bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock in connection with development partnerships, licensing or collaboration arrangements, or similar transactions, in each case approved by the Board of Directors; (vi) the issuance of Common Stock or bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock pursuant to the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor business, provided such transaction has been approved by the Board of Directors.

“Other Stockholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their securities in certain registrations hereunder.

“Pro Rata Portion” means the ratio that (x) the sum of the number of shares of the Company’s Common Stock held by an Investor immediately prior to the issuance of New Securities, assuming full exercise and/or conversion of the Shares and all Company securities exercisable and/or convertible into the Company’s Common Stock then held by such Investor, bears to (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, assuming full exercise and/or conversion of all Company securities exercisable and/or convertible into the Company’s Common Stock then outstanding.

The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.3, 1.4, and 1.5 hereof, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), but shall not include Selling Expenses or fees and disbursements of counsel for the Holders.

“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale,

(C) transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 1.11 hereof, or (D) with respect to each Holder, all such shares held by such Holder become eligible for sale under Rule 144 of the Securities Act (or any similar or successor rule) during any one ninety (90) day period.

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.2 hereof.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for any Holder.

“Shares” means the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock.

1.2 Restrictions.

(a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2 and Section 1.14, provided and to the extent such Sections are then applicable, and (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) a corporation to its shareholders in accordance with their interests in the corporation, or (D) to the Holder’s family member or trust for the benefit of an individual Holder, provided in all cases enumerated in clauses (A) – (D) that the transferee is subject to the terms of this Section 1.2 and Section 1.14 as if such transferee were an original Holder hereunder. Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.2.

(b) Each certificate representing Registrable Securities shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend required under applicable state securities laws or the Company’s charter documents):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c) The Company shall promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification, or legend.

1.3 Requested Registration.

(a) Request for Registration. If the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification, or compliance, the Company will:

(i) promptly deliver written notice of the proposed registration, qualification, or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification, or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the

Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company;

provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification, or compliance pursuant to this Section 1.3:

(A) Prior to the earlier of: (i) three (3) years following the date of this Agreement, or (ii) six (6) months following the effective date of the IPO;

(B) After the Company has effected two (2) such registrations pursuant to this Section 1.3, such registrations have been declared or ordered effective, and the securities offered pursuant to such registrations have been sold;

(C) During the period starting with the date thirty (30) days prior to the Company’s estimated date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a registration initiated by the Company; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith;

(D) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; and

(E) If in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to the Initiating Holders a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify, or comply under this Section 1.3 shall be deferred for a period not to exceed ninety (90) days from the delivery of the written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period;

Subject to the foregoing clauses (A) through (E), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.3(c) and Section 1.13 hereof, include other securities of the Company with respect to which registration rights have been granted, and may include securities being sold for the account of the Company.

(b) Underwriting. The right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by such Holder.

(c) Procedures. If the Company shall request inclusion in any registration pursuant to this Section 1.3 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to this Section 1.3, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the applicable provisions of this Section 1 (including without limitation Section 1.14). The Company shall (together with all Holders or other persons proposing to distribute their securities through such underwriting) enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.13. If any person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

1.4 Registration on Form S-3.

(a) Qualification on Form S-3. After the IPO, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form. To that end the Company shall register (whether or not required by law to do so) its Common Stock under the Exchange Act in accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form or forms.

(b) Request for Registration on Form S-3. After the Company has qualified for the use of Form S-3, if the Company shall receive from Form S-3 Initiating Holders a written request that the Company effect a registration on Form S-3 the Company will:

(i) promptly deliver written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification, or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company;

provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification, or compliance pursuant to this Section 1.4:

(A) After the sixth anniversary of the IPO;

(B) After the Company has effected two (2) such registrations pursuant to this Section 1.4 in any given calendar year, such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold;

(C) During the period starting with the date thirty (30) days prior to the Company’s estimated date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of, a registration initiated by the Company; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith;

(D) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(E) If in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to the Initiating Holders a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify, or comply under this Section 1.4 shall be deferred for a period not to exceed sixty (60) days from the date of delivery of the written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(c) Underwriting; Procedure. If a registration requested under this Section 1.4 is for an underwritten offering, the provisions of Sections 1.3(b) and 1.3(c) shall apply to such registration.

1.5 Company Registration.

(a) Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (A) a registration pursuant to Sections 1.3 or 1.4 hereof, (B) a registration relating solely to employee benefit plans, (C) a registration relating solely to a Rule 145 transaction, or (D) a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly deliver to each Holder written notice thereof; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.5(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and delivered to the Company within ten (10) days after the written notice is delivered by the Company. Such written request may include all or a portion of a Holder’s Registrable Securities.

(b) Underwriting; Procedures. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.5(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.5 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform their obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as set forth in Section 1.13. If any person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.5 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.6 Registration Procedures. In the case of each registration, qualification, or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification, and compliance and as to the completion thereof and, at its expense, the Company will use its best efforts to:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least ninety (90) days or until the distribution described in the registration statement has been completed, whichever occurs first; provided, however, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock or other securities of the Company, and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, up to one hundred eighty (180) days to keep the registration statement effective until all such Registrable Securities are sold, however in no event longer than one year from the effective date of the registration statement and provided that if Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above shall be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g) Provide a transfer agent and registrar for all Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then-applicable standards of professional conduct permit said letter to be addressed to the Holders).

(i) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

1.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them, and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Section 1, and the refusal to furnish such information by any Holder or Holder shall relieve the Company of its obligations in this Section 1 with respect to such Holder or Holders. Furthermore, the Company shall have no obligation with respect to any registration requested pursuant to Section 1.3 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in the definition of “Initiating Holders” or “Form S-3 Initiating Holders,” whichever is applicable.

1.8 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors, partners, legal counsel, and accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, or liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification, or the like), or any amendment or supplement thereto, incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending, or settling any such claim, loss, damage, liability, or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, controlling person, or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder and Other Stockholder, each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that that in no event shall any indemnity under this Section 1.8 exceed the net proceeds received by such Holder in such offering.

(c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any claim, loss, damage, liability, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified party on the other in connection with the statements or omissions that resulted in such claim, loss, damage, liability, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.8 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above. In no event shall any contribution by a Holder under this Section 1.8 exceed the net proceeds received by such Holder in such offering.

(e) The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, and liabilities referred to above in this Section 1.8 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of Section 1.8(c). No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement.

1.9 Expenses of Registration. All Registration Expenses shall be borne by the Company; provided, however, that if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Section 1.3 and subsequently withdrawn by the Holders registering shares therein, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.3. Furthermore, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 1.3, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.3, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

1.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.11 Transfer of Registration Rights. The rights to cause the Company to register securities granted to any party hereto under Section 1 may be assigned by a Holder only to (i) a transferee or assignee of not less than Five Hundred Thousand (500,000) shares of Registrable Securities (as appropriately adjusted for stock splits and the like), or (ii) another Holder who already possesses registration rights as set forth herein, or (iii) a transferee or assignee acquiring at least ten percent (10%) of the outstanding stock of the Company, provided that the Company is given written notice at the time of or within a reasonable time after said assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and, provided further, that the assignee of such rights assumes in writing the obligations of such Holder under this Section 1. Notwithstanding the foregoing, no such assignment requirement shall be necessary for an assignment by a Holder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) a corporation to its shareholders in accordance with their interests in the corporation, (D) to the Holder’s family member or trust for the benefit of an individual Holder or (E) an affiliate of Holder, provided, that, in each case, the assignee of such rights assumes in writing the obligations of the assigning Holder under this Section 1.

1.12 Limitations on Subsequent Registration Rights. From and after the date hereof, the Company shall not, without the prior written consent of Holders who in the aggregate hold more than sixty percent (60%) of the then outstanding Registrable Securities, enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights the terms of which are more favorable than the registration rights granted to Holders hereunder.

1.13 Procedure for Underwriter Cutbacks. In any circumstance in which all of the Registrable Securities and other shares of Common Stock of the Company with registration rights (the “Other Shares”) requested to be included in a registration on behalf of Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata based upon the total number of Registrable Securities or Other Shares held by such Holders and Other Stockholders, respectively; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities or Other Shares to be included in such registration if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities or Other Shares allocated to such Holder or Other Stockholder pursuant to the above-described procedure, in which case the remaining portion of his allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of total number of shares of Registrable Securities and Other Shares held by such Holders and Other Stockholders, and this procedure shall be repeated until all shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated. The Company shall not limit the number of shares of Registrable Securities to be included in a registration pursuant to this Agreement in order to include shares of stock issued to founders of the Company or to employees, officers, directors, or consultants pursuant to the Company’s equity incentive plans, or in the case of registrations under Sections 1.3 or 1.4 hereof, in order to include in such registration securities registered for the Company’s own account. Notwithstanding the foregoing, the number of shares of Registrable Securities included in a registration pursuant to this Agreement shall not be reduced below thirty percent (30%) of the securities included in such registration unless such offering is the IPO, in which case the selling stockholders may be excluded entirely if the underwriters make the determination described above, and no other stockholder’s securities are included.

1.14 Standoff Agreement. Each Holder agrees in connection with any registration of the Company’s securities (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan) that, upon request of the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) in the case of a registration for the Company’s initial public offering as may be requested by such managing underwriters; provided, that all officers and directors of the Company, and Eckard Weber, M.D., enter into similar agreements.

1.15 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1.3, 1.4, and 1.5 shall terminate with respect to such Holder on the earlier of (a) the six (6) year anniversary of the effective date of the Company’s IPO, (b) such time as Rule 144 is available for the sale of all of such Holder’s shares during a three (3)-month period without registration, and (c) upon the termination of the entire Agreement upon a change of control of the Company, as provided in Section 5.12.

2. Right of First Refusal

2.1 Right of First Refusal.

(a) Right of First Refusal to Apax. Subject to the terms and conditions contained in this Section 2.1, the Company hereby grants Apax Partners, Inc. (“Apax”) the right of first refusal to purchase up to two (2) times Apax’s Pro Rata Portion of any New Securities if such New Securities have a purchase price of at least $2.50 per share (as adjusted for any stock splits, consolidations and the like), which the Company may, from time to time, propose to issue and sell. In the event Apax elects to purchase a portion of such New Securities pursuant to this Section 2.1(a) in excess of its Pro Rata Portion, such excess amount shall reduce equally (i) the amounts of New Securities purchased by the Investors (other than Apax) pursuant to Section 2.1(b), and (ii) the amounts of New Securities purchased by any other purchaser of such New Securities (the “New Purchasers”); provided, however, that the if the New Purchasers refuse to have their investment amounts reduced in accordance with this Section, the amount of New Securities purchased by the Investors (other than Apax) pursuant to Section 2.1(b) shall be further reduced pro-rata in order to permit Apax to exercise it’s rights under this Section 2.1(a).

(b) Right of First Refusal to all Investors. Subject to the terms and conditions contained in this Section 2.1, the Company hereby grants to each Investor the right of first refusal to purchase such Investor’s Pro Rata Portion of any New Securities which the Company may, from time to time, propose to issue and sell; provided however, that such Investor’s Pro Rata Portion is subject to reduction as set forth in Section 2.1(a) above.

(c) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) days from the date of delivery of any such notice to agree to purchase up to such Investor’s Pro Rata Portion of such New Securities, for the price and upon the terms specified in the notice, by delivering written notice to the Company and stating therein the quantity of New Securities to be purchased.

(d) Lapse and Reinstatement of Right. The Company shall have sixty (60) days following the twenty (20)-day period described in Section 2.1(c) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the Investors’ right of first refusal was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said sixty (60)-day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

2.2 Assignment of Right of First Refusal. The right of first refusal granted hereunder may not be assigned or transferred, except to (i) a transferee or assignee of not less than Five Hundred Thousand (500,000) shares of Registrable Securities (as appropriately adjusted for stock splits and the like), or (ii) another Holder who already possesses registration rights as set forth herein, or (iii) a transferee or assignee acquiring at least ten percent (10%) of the outstanding stock of the Company, provided that the Company is given written notice at the time of or within a reasonable time after said assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such right is being assigned, and, provided further, that the assignee of such right assumes in writing the obligations of such Holder under this Section 2. Notwithstanding the foregoing, no such assignment requirement shall be necessary for an assignment by a Holder which is (A) a partnership to its partners or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (C) a corporation to its shareholders in accordance with their interests in the corporation, (D) to the Holder’s family member or trust for the benefit of an individual Holder or (E) an affiliate of Holder, provided, that, in each case, the assignee of such rights assumes in writing the obligations of the assigning Holder under this Agreement.

2.3 Termination of Right of First Refusal. The right of first refusal granted under Section 2.1 of this Agreement shall expire upon, and shall not be applicable to, the IPO, and shall terminate with respect to any Non-Participating Investor pursuant to Section 4 hereof.

3. Affirmative Covenants of the Company. The Company hereby covenants and agrees, so long as any Investor holds Registrable Securities, as follows:

3.1 Financial Information. So long as an Investor is a holder of not less than Two Million (2,000,000) Shares (as adjusted for any stock splits, consolidations and the like) (such Investor, a “Major Investor”), the Company will furnish to such Major Investor the following reports accompanied by a certificate of an officer of the Company in a form provided by Apax:

(a) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of national standing selected by the Company;

(b) As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such quarterly period, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such quarterly period, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the corresponding quarterly periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except such financial statements need not contain the notes required by generally accepted accounting principles;

(c) As soon as practicable after the end of each calendar month, and in any event within thirty (30) days thereafter, consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of each calendar month, and consolidated statements of income and cash flow for such period and for the current fiscal year to date;

3.2 Operating Plan and Budget. So long as an Investor is a Major Investor, as soon as practicable upon approval or adoption by the Board, any in any event no later than thirty (30) days prior to the beginning of each fiscal year, the Company will furnish such Major Investor with the Company’s budget and operating plan (including projected balance sheets and profit and loss and cash flow statements) for such fiscal year.

3.3 Inspection. So long as an Investor is a Major Investor, the Company shall permit such Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and other records (and make copies and take extracts therefrom), and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor.

3.4 Vesting of Stock. Unless determined otherwise by the Board or a committee thereof, all shares of the Company’s Common Stock, or options to purchase such Common Stock, issued after the date of this Agreement to employees, officers, directors, consultants and other service providers of the Company shall vest according to the following schedule: 25% of the shares shall vest upon the completion of one (1) year of service and the remaining 75% of the shares shall vest in thirty six (36) equal monthly installments.

3.5 Assignment of Right of First Refusal on Common Stock. With respect to any right of first refusal on sales or transfers held by the Company on shares of the Common Stock or options issued to purchase such Common Stock, in the event any holder of such shares or options elects to sell shares of Common Stock or options covered by such right of first refusal and the Company elects not to or is unable to exercise its right of first refusal, the Company shall assign its right of first refusal on the transfer of such shares or options to the Investors. The procedures for handling the assigned right of first refusal shall be substantially similar to the procedures set forth in Section 2 above.

3.6 Assignment of Right of First Refusal on OHSU Stock. Pursuant to Section 1 of the Stock Restriction Agreement, dated as of June 27, 2001, by and between the Company and OHSU, the Company holds a right of first refusal on transfers of certain shares of the Common Stock of the Company held by OHSU. This right is assignable. The Company covenants that if OHSU elects to sell shares of Common Stock covered by the right of first refusal and the Company elects not to or is unable to exercise its right of first refusal, the Company shall assign its right of first refusal on the transfer of the shares held by OHSU to the Investors. The procedures for handling the assigned right of first refusal shall be substantially similar to the procedures set forth in Section 2 above.

3.7 Assignment of Right of First Refusal on Pitt Stock. Pursuant to Section 2(i) of that certain Stock Issuance Agreement, dated as of July 1, 2001, by and between the Company and Pitt, the Company holds a right of first refusal on transfers of certain shares of the Common Stock of the Company held by Pitt. This right is assignable. The Company covenants that if Pitt elects to sell shares of Common Stock covered by the right of first refusal and the Company elects not to or is unable to exercise its right of first refusal, the Company shall assign its right of first refusal on the transfer of the shares held by Pitt to the Investors. The procedures for handling the assigned right of first refusal shall be substantially similar to the procedures set forth in Section 2 above.

3.8 Qualified Small Business Stock. The Company covenants and agrees that it will use all reasonable efforts to cause the Shares (and the shares of Common Stock issued or issuable upon conversion of thereof) held by the Holders to continue to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company covenants and agrees, on the reasonable request of any Holder, to conduct a reasonable investigation into the question of whether the Shares (and the shares of Common Stock issued or issuable upon conversion of thereof) held by the Holders, remain “qualified small business stock” within the meaning of the Code, and to thereafter deliver to such Holder a duly executed Certificate of Representations in the form attached hereto as Exhibit B (the “QSBS Certificate”). If the Company is unable to deliver an executed QSBS Certificate because representation statement 2 in the QSBS Certificate is inaccurate, the Company covenants and agrees to deliver a statement explaining the reasons for such inaccuracy.

3.9 Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force or effect after the date on which the Company is required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

3.10 Company Confidential Information. Notwithstanding anything to the contrary in this Section 3, no Investor by reason of this Agreement shall have access to any trade secrets or classified information of the Company. Each Investor agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 3.

3.11 Directors’ Liability and Indemnification. The Company’s Restated Charter (as defined below) and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company shall enter into and use its best efforts to at all times maintain indemnification agreements substantially in the form attached as Exhibit C hereto with each of its directors to indemnify such directors and their respective funds to the maximum extent permissible under applicable law.

3.12 Director and Officer Insurance. The Company will use its best efforts to obtain and maintain in full force and effect director and officer liability insurance, which shall include the respective funds of the directors.

3.13 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors. Such agreement shall contain provisions with respect to confidentiality, corporate ownership of inventions and innovations during employment and non-competition and non-solicitation of employees and customers during and after employment.

3.14 Compensation Committee. The Company covenants and agrees to use its best efforts to cause the member of the Board designated by Apax (the “Apax Designee”) to be a member of the Board’s Compensation Committee at all times that such Apax Designee is a member of the Board.

4. Waiver of Right of First Refusal and Consent to Conversion.

4.1 Waiver of Right of First Refusal and Consent to Conversion. Unless the holders of sixty percent (60%) of the Preferred Stock deem otherwise or the Board requests a different investment commitment, at any time following the initial issuance of the Company’s Series C Preferred Stock, if (a) the Investors are entitled to exercise the right of first refusal set forth in Section 2.1(b) with respect to an equity financing of the Company in which one or more institutional investors who, prior to such financing, do not own shares of the capital stock of the Company, invest a minimum of Five Million Dollars ($5,000,000) (a “Qualifying Financing”), and (b) a Major Investor does not exercise such Major Investor’s right of first refusal and acquire at least (i) one half (1/2) of its Pro Rata Portion of the New Securities offered in such Qualifying Financing, or (ii) such lesser number of New Securities which have an aggregate purchase price equal to or in excess of one half of the amount paid by such Major Investor for the shares of Series C Preferred Stock purchased by such Major Investor pursuant to the Purchase Agreement (as such number may be reduced pursuant to the last two sentences of this Section 4.1) (such Major Investor, a “Non-Participating Investor”, and such minimum amount, the “Threshold Amount”), then the Non-Participating Investor (A) permanently waives such Investor’s right of first refusal set forth in Section 2 with respect to any future offerings of New Securities, and (B) hereby agrees and consents to the conversion of all shares of Series B Preferred Stock held by such Major Investor into shares of Series B-1 Preferred Stock, and all shares of Series C Preferred Stock held by such Major Investor into shares of Series C-1 Preferred Stock, which conversion shall be effective, without any further action of such Major Investor, immediately prior to the closing of such Qualifying Financing. Notwithstanding the foregoing, in the event that any Major Investor acquires more than the Threshold Amount applicable to such Major Investor in a Qualifying Financing, then any amount in excess of such Major Investor’s Threshold Amount may reduce any Non-Participating Investor’s Threshold Amount, provided that all other Major Investors consent to such reduction. In no event shall the Major Investors be required to invest, collectively, more than Seventeen Million Three Hundred Eighty Thousand Dollars ($17,380,000) in a Qualifying Financing under this Section 4.1 and the Threshold Amount applicable to each Major Investor shall be reduced proportionately to give effect to this sentence.

4.2 Transfer of Shares. The waiver provided for in this Section 4 shall bind any purchaser, assignee, transferee or pledgee of the subject shares of Preferred Stock. Each applicable Investor agrees that, prior to selling, assigning, transferring or pledging the subject shares of Preferred Stock to any person or entity, such Investor will ensure that such transferee shall have delivered to the Company a written agreement to be bound by the provisions of this Section 4.

4.3 Termination. The provisions of this Section 4 shall terminate and be of no further force and effect on the date on which the Company raises a minimum of Thirty Million Dollars ($30,000,000) in one or more equity financing transactions following the date hereof.

5. Miscellaneous.

5.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.

5.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

5.3 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, unless otherwise provided.

5.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to an Investor, at such Investor’s address set forth on Exhibit A, or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, at its address set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors. Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.

5.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Investor upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.6 Dispute Resolution Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

5.7 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

5.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

5.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.10 Amendment and Waiver. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and an Investor or Investors holding, in the aggregate, more than sixty percent (60%) of the outstanding shares of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Investors, or agree to accept alternatives to such performance, without obtaining the consent of any Investor.

5.11 Effect of Amendment or Waiver. The Investors and their successors and assigns acknowledge that by the operation of Section 5.10 hereof Investors holding more than sixty percent (60%) of the outstanding Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights pursuant to this Agreement.

5.12 Termination of Entire Agreement Upon Change of Control. This Agreement shall terminate, and have no further force and effect, when the Company shall sell, convey or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, and the Company is not the survivor; provided, that this Agreement shall not be terminated following a merger effected solely for the purpose of changing the domicile of the Company or following an equity financing in which the Company is the surviving entity.

5.13 Rights of Investors. Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

5.14 Prior Agreement. The Prior Agreement is hereby amended and restated in full to read as set forth herein. Such amendment and restatement is effective upon execution of this Agreement by the Company and the holders of at least sixty percent (60%) of the Registrable Securities held by the Investors outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force to effect.

5.15 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and for the purposes of Section 4 of this Agreement.

5.16 Subsequent Signatories. Notwithstanding anything to the contrary herein, if the Company shall issue additional shares of its Series C Preferred Stock subsequent to the date hereof, any holder of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, such holder shall theretofore be deemed one of the “Investors” for all purposes hereunder and Exhibit A to this Agreement shall be amended by the Company without the consent of the Investors, OHSU or Pitt to include such holder.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:

NOVACEA, INC. a Delaware corporation

By:	/s/ Brad Goodwin
Bradford S. Goodwin
Chief Executive Officer

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Oregon Health & Science University

By:
Name:
Title:

University of Pittsburgh of the Commonwealth System of Higher Education

By:
Name:
Title:

John G. Curd, M.D.

Bradford S. Goodwin

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

/s/ W. David Henner
W. David Henner, M.D.

Tomasz M. Beer, M.D.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

INVESTORS:

Apax Excelsior VI, L.P.

By:	Apax Excelsior VI Partners, L.P.
Its:	General Partner

By:	Apax Managers, Inc.
Its:	General Partner

	By:	/s/ Gregory M. Case
	Name:	Gregory M. Case
	Title:	Vice-President

Apax Excelsior VI-A C.V.

By:	Apax Excelsior VI Partners, L.P.
Its:	General Partner

By:	Apax Managers, Inc.
Its:	General Partner

	By:	/s/ Gregory M. Case
	Name:	Gregory M. Case
	Title:	Vice-President

Apax Excelsior VI-B C.V.

By:	Apax Excelsior VI Partners, L.P.
Its:	General Partner

By:	Apax Managers, Inc.
Its:	General Partner

	By:	/s/ Gregory M. Case
	Name:	Gregory M. Case
	Title:	Vice-President

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Patricof Private Investment Club III, L.P.

By:	Apax Excelsior VI Partners, L.P.
Its:	General Partner

By:	Apax Managers, Inc.
Its:	General Partner

	By:	/s/ Gregory M. Case
	Name:	Gregory M. Case
	Title:	Vice-President

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Domain Partners V, L.P.

By:	One Palmer Square Associates V, L.L.C.
Its:	General Partner

	By:	/s/ Kathleen K. Schoemaker
	Name:	Kathleen K. Scheomaker
	Title:	Managing Member

DP V Associates, L.P.

By:	One Palmer Square Associates V, L.L.C.
Its:	General Partner

	By:	/s/ Kathleen K. Schoemaker
	Name:	Kathleen K. Scheomaker
	Title:	Managing Member

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Lotus BioScience Investment Holdings Limited

By:	/s/ Wong Ken Lum and Mong Cheuk Wai
Name:	Wong Ken Lum and Mong Cheuk Wai
Title:	Directors

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

NEA Ventures 2002, L.P.

By:	/s/ Cindy Crnkovich
Name:	Cindy Crnkovich
Title:	Vice President

New Enterprise Associates 10, L.P.

By:	NEA Partners 10, L.P.
Its:	General Partner

	By:	/s/ Mark W. Perry
	Name:	Mark W. Perry
	Title:	General Partner

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

ProQuest Investments II, L.P.

By:	ProQuest Associates II LLC
Its:	General Partner

By:	/s/ Pasquale DeAngelis
Name:	Pasquale DeAngelis
Title:	Managing Member of the General Partner

ProQuest Investments II Advisors Fund, L.P.

By:	ProQuest Associates II LLC
Its:	General Partner

By:	/s/ Pasquale DeAngelis
Name:	Pasquale DeAngelis
Title:	Managing Member of the General Partner

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Sofinnova Venture Partners V, LP

By:	Sofinnova Management V, LLC
Its:	General Partner

	By:	/s/ James Healy
Name:
Title:

Sofinnova Venture Affiliates V, LP

By:	Sofinnova Management V, LLC
Its:	General Partner

	By:	/s/ James Healy
Name:
Title:

Sofinnova Venture Principals V, LP

By:	Sofinnova Management V, LLC
Its:	General Partner

	By:	/s/ James Healy
Name:
Title:

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

St. Francis Growth Fund

By:	/s/ Kevin J. Makley
Name:	Kevin J. Makley
Title:	President

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

The V Foundation

By:	/s/ Nick Valuano
Name:	Nick Valuano
Title:	CEO

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Versant Venture Capital II, L.P.

By:	Versant Ventures II, L.L.C.
Its:	General Partner

	By:	/s/ Samuel Colella
	Name:	Samuel Colella
	Title:	Managing Director

Versant Affiliates Fund II-A, L.P.

By:	Versant Ventures II, L.L.C.
Its:	General Partner

	By:	/s/ Samuel Colella
	Name:	Samuel Colella
	Title:	Managing Director

Versant Side Fund II, L.P.

By:	Versant Ventures II, L.L.C.
Its:	General Partner

	By:	/s/ Samuel Colella
	Name:	Samuel Colella
	Title:	Managing Director

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Latham & Watkins LLP

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Senior Partner

The Mendelson Family Trust

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Trustee

VP Company Investments 2004, LLC

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Managing Member

Signature Page to Amended and Restated Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

Sears Trust U/A Dtd 3/11/91

By:	/s/ Lowell E. Sears
Name:	Lowell E. Sears
Title:	Trustee

Signature Page to Amended and Restated Investor Rights Agreement

EXHIBIT A

Schedule of Investors

Apax Excelsior VI, L.P.

Apax Excelsior VI-A C.V.

Apax Excelsior VI-B C.V.

Patricof Private Investment Club III, L.P.

Domain Partners V, L.P.

DP V Associates, L.P.

Lotus Bioscience Ventures

New Enterprise Associates 10, L.P.

ProQuest Investments II, L.P.

ProQuest Investments II Advisors Fund, L.P.

Sofinnova Venture Partners V, LP

Sofinnova Venture Affiliates V, LP

Sofinnova Venture Principals V, LP

Versant Venture Capital II, L.P.

Versant Affiliates Fund II-A, L.P.

Versant Side Fund II, L.P.

NEA Ventures 2002, L.P.

The V Foundation

St. Francis Growth Fund

Bradford S. Goodwin

John G. Curd, M.D.

Mendelson Family Trust

Latham & Watkins LLP

Sears Trust U/A Dtd 3/11/91

VP Company Investments 2004, LLC

W. David Henner, M.D.

Tomasz M. Beer, M.D.

EXHIBIT B

Novacea, Inc.

a Delaware corporation

CERTIFICATE OF REPRESENTATIONS

REGARDING QUALIFIED SMALL BUSINESS STOCK

THIS CERTIFICATE OF REPRESENTATIONS REGARDING QUALIFIED SMALL BUSINESS STOCK (this “Certificate”) is executed as of                     ,              by Novacea, Inc., a Delaware corporation (the “Company”), for the benefit of [requesting Holder or Holders], (“Shareholder”). As used herein, the term “Stock” means those shares of Company capital stock issued by the Company to Shareholder and described more fully on Schedule A hereto.

Representations

Subject to the limitations and qualifications set forth below, the Company hereby represents as follows:

1 . The Company has conducted a reasonable investigation into the question of whether the Stock is “qualified small business stock” (“QSBS”) within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2. As of the date first above written, and assuming that Shareholder has not sold, distributed, or otherwise transferred the Stock, all of the Stock is QSBS.

Qualifications and Limitations

1 . Qualification of the Stock as QSBS is based, in part, on the value of Company stock or other assets at certain relevant times. For purposes of the representations made in this Certificate, the Company has made a good faith determination of such values, taking into account all material facts and circumstances, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

2. Qualification of the Stock as QSBS is based, in part, on whether the Company has been engaged in the active conduct of one or more qualified trades or businesses. The term “qualified trade or business” set forth in Section 1202(e)(3) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of qualified trade or business set forth in Section 1202(e)(3) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

3. Qualification of the Stock as QSBS is based, in part, on whether at least eighty percent (by value) of the Company’s assets have been used in the active conduct of one or more qualified trades or businesses. For this purpose, assets held as “working capital” of a qualified trade or business within the meaning of Section 1202(e)(6) of the Code are treated as used in the active conduct of such trade or business. The term “working capital” set forth in Section 1202(e)(6) of the Code is not clearly defined in all respects. For purposes of the representations made in this Certificate, the Company has made a good faith effort to apply the definition of working capital set forth in Section 1202(e)(6) of the Code, but cannot guarantee that the Internal Revenue Service will not successfully assert a contrary definition.

4. Qualification of the Stock as QSBS is based, in part, on whether the Company purchased any of its stock from a person related to Shareholder during a relevant testing period. For purposes of the representations made in this Certificate, the Company has made a good faith determination that such purchases did not occur, but cannot guarantee that the Internal Revenue Service will not successfully assert that such determination is incorrect.

IN WITNESS WHEREOF, the Company has executed this Certificate as of the date first above written.

BY:
TITLE:

EXHIBIT C

Form of Indemnification Agreement

Intentionally Omitted